UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

WOODWARD, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	26-1984010
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1081 Woodward Way Fort Collins, Colorado	80524
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Explanatory Note

This Form 8-A/A is filed by Woodward, Inc. (the “Company”), to reflect the expiration of the preferred stock purchase rights registered on the Form 8-A filed by the Company on April 6, 2020.

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 is hereby amended and supplemented as follows:

Pursuant to the terms of the Preferred Stock Rights Agreement (the “Rights Agreement”), dated as of April 5, 2020, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent, the Company’s preferred stock purchase rights under the Rights Agreement (the “Rights”) expired at 5:00 p.m., New York City time, on April 5, 2021. As a result, the shares of common stock, par value $0.001455 per share, of the Company are no longer accompanied by Rights. Stockholders of the Company were not entitled to any payment as a result of the expiration of the Rights.

Item 2.	Exhibits.

3.1	Certificate of Designation of Rights, Preferences and Privileges of Series B Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on April 6, 2020).

4.1	Preferred Stock Rights Agreement, dated as of April 5, 2020 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on April 6, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

WOODWARD, INC.

By:	/s/ A. Christopher Fawzy
A. Christopher Fawzy
Corporate Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

Dated: April 5, 2021